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                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                             212 EAST SIXTH STREET
                           TULSA, OKLAHOMA 74119-1212

                                                                  March 18, 1997

Dear Shareholder:

    Please find enclosed important information pertaining to the following two items:

         (i) a proposed amendment to the Restated Certificate of Incorporation (the "Articles") of Public Service Company of Oklahoma ("PSO") which will be considered at a Special Meeting of its Shareholders; and

        (ii) an offer by Central and South West Corporation ("CSW") to purchase the outstanding shares of PSO's cumulative preferred stock.

    We would greatly appreciate your giving prompt attention to the enclosed material which you are urged to read in its entirety.

    The Articles presently limit PSO's ability to issue securities representing
(i) unsecured indebtedness to no more than 20% of the aggregate of its capital, surplus and secured debt and (ii) unsecured debt maturing in less than ten years to 10% of such aggregate. These 20% and 10% restrictions limit PSO's flexibility in planning and financing its business activities. With flexibility and cost structure being crucial factors to success in a competitive utility environment, PSO ultimately may be placed at a competitive disadvantage if these restrictions are not removed from the Articles. The proposed amendment, as set forth and explained in the enclosed offer to Purchase and Proxy Statement, would remove the 20% and 10% restrictions.

    Concurrently with PSO's proxy solicitation, CSW is offering to purchase all of the outstanding shares of PSO's cumulative preferred stock. You must vote in favor of the proposed amendment in order to tender your shares. CSW's offer is conditioned upon the proposed amendment being approved and adopted at the Special Meeting. In addition, you have the right to vote for the proposed amendment regardless of whether you tender your shares. If you vote in favor of the proposed amendment and it passes, you will be entitled to receive a special cash payment in the amount of $1.00 per share for each share that you vote, provided your shares have not been tendered. Instructions for tendering your shares and information pertaining to the special cash payment are included with the enclosed material.

    IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO DAYS PRIOR TO MARCH 21, 1997 (THE "RECORD DATE") AND UP TO AND INCLUDING THE EXPIRATION DATE MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER.

    The Shares will trade during the period which begins two days prior to the Record Date and which will end at the close of business on the Expiration Date, in the over-the-counter market under the symbol "PSKMT" for the 4.00% Series of Preferred and "PSKNT" for the 4.24% Series of Preferred, indicating that such shares are trading "with proxy." A Preferred Shareholder who acquires Shares during this period must obtain, or have its authorized representative obtain, an assignment of proxy (which is included in the applicable Letter of Transmittal) at settlement from the seller. The National Association of Securities Dealers, Inc. (the "NASD") and The Depository Trust Company have issued notices informing

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their members and participants that the Shares are trading "with proxy" and that settlement of all trades during the period described above should include an assignment of proxy from the seller.

    It is important to your interests that all shareholders, regardless of the number of shares owned, vote at the Special Meeting. Even if you plan to attend the Special Meeting, WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS INCLUDED WITHIN THE ENCLOSED LETTER OF TRANSMITTAL AND PROXY, AND RETURN IT PROMPTLY. By signing and returning your proxy promptly, you are assuring that your shares will be voted.

    You are cordially invited to attend the Special Meeting which will be held at PSO's principal office, 212 East Sixth Street, Tulsa, Oklahoma, on Wednesday, April 16, 1997 at 4:45 p.m., central time.

    If you have questions regarding the Proposed Amendment or the Special Meeting, please call D.F. King & Co., Inc., the Information Agent, at (800) 290-6432. Questions about CSW's tender offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 or Smith Barney Inc. at (800) 655-4811.

    Thank you for your continued interest in PSO.

Sincerely yours,

/s/ T.D. Churchwell                        /s/ Glenn Files
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T. D. CHURCHWELL                           GLENN FILES
President                                  Director

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                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                             212 EAST SIXTH STREET
                           TULSA, OKLAHOMA 74119-1212

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, APRIL 16, 1997

                            ------------------------

To the Shareholders of
Public Service Company of Oklahoma:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Public Service Company of Oklahoma ("PSO") will be held at PSO's principal office, 212 East Sixth Street, Tulsa, Oklahoma, on Wednesday, April 16, 1997 at 4:45 p.m., central time, for purposes of considering the removal from the Restated Certificate of Incorporation subparagraph (c) of paragraph 5 of Article VI, which limits PSO's ability to issue unsecured indebtedness and transacting such other business as may legally come before the meeting.

    Only shareholders of record on March 21, 1997, or, shareholders who receive an assignment of proxy from such record shareholders, will be entitled to vote at the meeting and at any adjournment thereof. Holders of cumulative preferred stock ("Preferred Shareholders"), whether or not they now expect to be present at the meeting, are requested to mark, date and sign the proxy contained within the accompanying Letter of Transmittal and Proxy, and return it promptly. Preferred Shareholders who execute and deliver the proxy contained within the accompanying Letter of Transmittal and Proxy have the power to revoke such proxy at any time before the authority granted by the proxy is exercised.

                                          PUBLIC SERVICE COMPANY OF OKLAHOMA

                                          By: /s/ Betsy Powers
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                                             Betsy Powers, Secretary

Dated: March 18, 1997


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